Exhibit 99.1

Bruker Announces René Lenggenhager as BioSpin Group President

BILLERICA, Massachusetts — October 13, 2015 — Bruker today announces the appointment of Dr. René Lenggenhager as President of the Bruker BioSpin Group, effective November 1st, 2015.  René has over 25 years of management experience in international high-tech companies and in the scientific instruments industry, where his responsibilities have included general management with P&L responsibility for a global business, marketing, R&D and global operations.  René has extensive experience with complex transformations, operational excellence, lean manufacturing, marketing and value selling.  Moreover, René has a very successful track record in sustainable, profitable growth with a focus on customers and innovation.

Since 2004, Dr. Lenggenhager has served as General Manager for Laboratory Weighing at METTLER TOLEDO (MTD).  From 2000 until 2003, he was the Head of R&D of Laboratory & Weighing Technologies at MTD.  Previously, he worked at the Siemens Building Technologies SBT Cerberus Division, at Cerberus AG, at Landis & Gyr AG and at Metrohm AG.  René holds a Ph.D. in physics from the Swiss Federal Institute of Technology (ETH), Zurich, a Bachelor of Science in electronics from the University of Applied Sciences NTB, Buchs, and an Executive MBA from University of St. Gallen, all in Switzerland.

Frank Laukien, President and CEO of Bruker Corporation, said: “I am very pleased to welcome René to Bruker.  His success in our industry, his broad technical background, and his passion for innovation and customers are impressive.  His outstanding track record with operational excellence, profitable growth and margin enhancement make René a compelling Group President to lead Bruker BioSpin to the next level.”

Dr. René Lenggenhager commented: “Bruker has a strong reputation for excellence in the customer community, with high-performance instruments and high-value analytical solutions.  Bruker BioSpin is making progress with its transformation and recent new product launches, and I am excited to join this creative team to drive profitable growth and value for our customers and shareholders.  I am committed to business success and to providing the best solutions to make our customers successful, and to develop new applications that will improve the quality of human life.”

About Bruker Corporation (NASDAQ: BRKR)

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.  In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.
For more information, please visit: www.bruker.com

Media contact: Dr. Thorsten Thiel Director of Marketing Communications Bruker Corporation T: +49 (721) 5161 — 6500 thorsten.thiel@bruker.com	Investor contact: Joshua Young Vice President, Investor Relations Bruker Corporation T: +1 (978) 667 — 9580, ext. 1479 joshua.young@bruker.com